Exhibit 99.1

Nuwellis Reports Third Quarter 2026 Financial Results and Business Update Highlighted by 430 Basis Point Gross Margin Expansion and 13% Reduction in Operating Expenses, Driving 24% Improvement in Operating Loss

Console unit sales increased 88% year-to-date versus prior-year period, expanding its installed base to drive future recurring circuit revenue

Advanced growth strategy with 510(k) submission for Aquadex label expansion and two product portfolio-expanding agreements leveraging existing sales force

Company to conduct conference call beginning at 9:00 a.m. Eastern time today

MINNEAPOLIS – November 12, 2026 – Nuwellis, Inc. (Nasdaq: NUWE), a medical technology company committed to delivering solutions for patients with cardiorenal conditions, today reported financial results for the three and nine months ended September 30, 2026.

Third Quarter 2026 Financial Highlights

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Operating loss for the third quarter of 2026 improved 24% year over year to $2.1 million, driven by 430 basis points of gross margin expansion and a 13% reduction in operating expenses, primarily reflecting outsourced manufacturing efficiencies and efforts to align expenses with the highest-priority commercial and strategic programs.
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Net sales were $2.2 million in the third quarter of 2026, essentially unchanged versus the prior-year quarter, as the prior-year period benefited from fulfilling $0.4 million in accumulated backorders. Net sales increased 12% sequentially in the third quarter of 2026. For the nine months ended September 30, 2026, net sales increased 13% to $6.6 million compared with $5.8 million in the prior-year period, driven by growth in U.S. circuit and console sales.
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Pediatrics remained a significant growth driver, with net sales increasing 20% in the third quarter of 2026 and 26% year-to-date, compared with the prior-year periods.
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Sold 32 Aquadex consoles in the first nine months of 2026, an 88% increase compared with 17 consoles in the prior-year period. The expanded installed base provides a strong foundation for future recurring circuit revenue.
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Third-quarter 2026 gross margin expanded to 69.5% from 65.2% in the prior-year quarter, reflecting higher average selling prices and continued benefits from the Company's contract manufacturing model. Year-to-date gross margin improved to 71.7%, compared with 59.4% in the prior-year period.
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Strengthened the Company's balance sheet as of September 30, 2026, with $8.3 million in cash and cash equivalents.

Business Updates

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Submitted a 510(k) premarket notification to the U.S. Food and Drug Administration (FDA) seeking to expand the indication of its Aquadex SmartFlow® System to include pediatric patients weighing five kilograms and above.
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A multicenter study titled “Kidney Support in Infants and Children using Aquadex: Findings From the ULTRA-Peds Registry” was accepted for publication in Pediatric Nephrology.
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Entered into a co-promotion and distribution agreement with Atrility Medical for its AtriAmp postoperative cardiac rhythm monitoring device, which leverages Nuwellis’ current pediatric and critical care sales force.
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Secured a second strategic distribution agreement with the exclusive U.S. distribution rights for the pediatric Zorro-Flow™ external urine collection system.

"We have made meaningful progress in strengthening Nuwellis both commercially and financially. Year to date, console unit sales have nearly doubled, expanding our installed base and creating a larger opportunity to grow recurring circuit revenue. Although our third quarter faced a tough comparison against the prior-year period when we fulfilled a significant backorder, the underlying momentum in our business remains strong, as evidenced by the growth in our pediatric segment," said Mike McCormick, Nuwellis President and Chief Executive. "Further, by expanding gross margins and maintaining disciplined cost management, we significantly narrowed our operating loss and cash use during the quarter while continuing to invest in the areas that matter most to our long-term growth.

"We also delivered on several key strategic initiatives, including the submission of a 510(k) to the FDA to expand the Aquadex label to pediatric patients weighing as little as five kilograms, which, if cleared, could expand access and increase adoption. In addition, we secured distribution agreements with Atrility Medical and Zorro-Flow, which broaden our product offering in a capital-efficient manner through our established commercial infrastructure. We believe these achievements position Nuwellis for sustainable growth and long-term value creation for patients, customers and shareholders.”

Third Quarter 2026 Financial Results

Net sales for the third quarter of 2026 were $2.2 million, unchanged from the prior-year quarter, primarily due to a $0.4 million backorder in the third quarter of 2025. Net sales increased approximately 12% sequentially from the second quarter of 2026. In the third quarter of 2026, the pediatric segment demonstrated continued strength with an increase in net sales of 20% versus the prior-year period.

The Company sold eight Aquadex consoles during the third quarter, compared with 12 in the prior-year quarter. Through the first nine months of 2026, the Company sold 32 consoles, compared with 17 during the comparable 2025 period.

Gross margin for the third quarter of 2026 was 69.5%, compared with 65.2% in the prior-year quarter. The improvement reflected increased average selling prices and benefits from the Company's transition to contract manufacturing.

Operating expenses decreased to $3.6 million from $4.1 million in the prior-year quarter, reflecting continued expense management and operational efficiencies.

In the third quarter of 2026, loss from operations improved 24% to $2.1 million, compared with $2.7 million in the prior-year quarter. Net loss was $2.0 million, compared with net income of approximately $0.5 million in the prior-year quarter, which included a significant noncash gain associated with changes in the fair value of warrant liabilities.

As of September 30, 2026, the Company had cash and cash equivalents of approximately $8.3 million. In July 2026, the Company raised $3.4 million in gross proceeds in a direct offering. Concurrently, the Company received gross proceeds of $3.3 million from the cash exercise of warrants. During the third quarter of 2026, the Company received $1.4 million in net proceeds from common shares sold under its ATM.

Webcast and Conference Call Information

The Company will host a conference call and webcast at 9:00 a.m. Eastern time today to discuss its third-quarter financial results and provide an update on the Company's performance.

To access the live webcast, please visit the Investors page of the Nuwellis website at https://ir.nuwellis.com/. Alternatively, the live conference call may be accessed by dialing (833) 309-3473 or (785) 838-9251 and using conference ID NUWEQ3. An audio archive of the webcast will be available following the call on the Investors page.

About Aquadex
The Aquadex SmartFlow System is indicated for the continuous ultrafiltration therapy for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kilograms or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a healthcare provider, within an outpatient or inpatient clinical setting, under physician prescription, both of whom having received training in extracorporeal therapies.

About Nuwellis
Nuwellis, Inc. (Nasdaq: NUWE) is a medical technology company committed to delivering solutions for patients with cardiorenal conditions. The Company develops solutions designed to support patient care through monitoring, therapy, and data-informed clinical decision-making across acute and chronic care settings. Nuwellis’ portfolio includes commercially available and development-stage technologies addressing complex cardiorenal conditions, with a focus on safety, precision, and scalability across patient populations. For more information, visit www.nuwellis.com.

Forward-Looking Statements
Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the new market opportunities and anticipated growth in 2026 and beyond. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with our ability to execute on our commercialization strategy, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Nuwellis does not assume any obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.

For further information, please contact:

Investor Relations:
CORE IR
ir@nuwellis.com

Media Contact:
CORE PR
media@nuwellis.com

NUWELLIS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	September 30, 2026	December 31, 2025
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$8,290	$1,085
Accounts receivable	1,391	1,493
Inventories, net	1,770	1,910
Other current assets	479	698
Total current assets	11,930	5,186
Property, plant and equipment, net	303	368
Operating lease right-of-use asset	120	293
Intangible assets, net	93	—
Other assets	999	271
TOTAL ASSETS	$13,445	$6,118

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,986	$2,226
Accrued compensation	700	460
Current portion of operating lease liability	135	261
Deferred consideration from Rendiatech acquisition, current	113	—
Other current liabilities	56	85
Total current liabilities	2,990	3,032
Deferred consideration from Rendiatech acquisition, non-current	200	—
Warrant liabilities	399	389
Operating lease liability	0	67
Total liabilities	3,589	3,488
Commitments and contingencies

Mezzanine Equity
Series J Convertible Preferred Stock as of September 30, 2026 and December 31, 2025, par value $0.0001 per share; authorized 600,000 shares, issued and outstanding 170 and 137, respectively	11	6
Stockholders’ equity
Series A junior participating preferred stock as of September 30, 2026 and December 31, 2025, par value $0.0001 per share; authorized 30,000 shares, none outstanding	—	—
Series F convertible preferred stock as of September 30, 2026 and December 31, 2025, par value $0.0001 per share; authorized 18,000 shares, issued and outstanding 27 and 127 shares, respectively	—	—
Series F-1 convertible preferred stock as of September 30, 2026 and December 31, 2025, par value $0.0001 per share; authorized 100 shares, issued and outstanding 34 and 34 shares, respectively	—	—
Preferred stock as of September 30, 2026 and December 31, 2025, par value $0.0001 per share; authorized 39,352,000 shares, none outstanding	—	—
Common stock as of September 30, 2026 and December 31, 2025, par value $0.0001 per share; authorized 100,000,000 shares, issued and outstanding 540,912 and 5,342, respectively	—	—
Additional paid‑in capital	337,487	318,928
Accumulated other comprehensive income:
Foreign currency translation adjustment	8	8
Accumulated deficit	(327,650)	(316,312)
Total stockholders’ equity	9,845	2,624
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$13,445	$6,118

NUWELLIS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(in thousands, except per share amounts and weighted average shares outstanding)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Net sales	$2,212	$2,217	$6,584	$5,846
Cost of goods sold	674	772	1,864	2,376
Gross profit	1,538	1,445	4,720	3,470
Operating expenses:
Selling, general and administrative	3,007	3,539	11,256	10,305
Research and development	584	603	3,254	1,828
Total operating expenses	3,591	4,142	14,510	12,133
Loss from operations	(2,053)	(2,697)	(9,790)	(8,663)
Other income	51	4	59	21
Financing expense	(61)	-	(6,138)	(10,553)
Change in fair value of warrant liabilities	94	3,161	4,531	4,101
(Loss) income before income taxes	(1,969)	468	(11,338)	(15,094)
Income tax expense	-	-	-	(5)
Net (loss) income	$(1,969)	$468	$(11,338)	$(15,099)
Deemed dividend attributable to Series J Convertible Preferred Stock	2	1	5	3
Net (loss) income attributable to common shareholders	$(1,967)	$469	$(11,333)	$(15,096)

Basic and diluted (loss) income per share	$(5.81)	$177.16	$(93.13)	$(12,548.83)

Weighted average shares outstanding – basic and diluted	338,384	2,646	121,695	1,203

Other comprehensive loss:
Net (loss) income	$(1,969)	468	(11,338)	(15,099)
Foreign currency translation adjustments	-	(1)	-	(7)
Total comprehensive (loss) income	$(1,969)	$467	$(11,338)	$(15,106)

    NUWELLIS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine Months ended September 30,
	2026	2025
Operating Activities:
Net loss	$(11,338)	$(15,099)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	107	166
Stock-based compensation expense	55	103
Change in fair value of warrant liabilities	(4,531)	(4,101)
Financing expense	6,138	10,553
Non-cash IP R&D from Rendiatech acquisition	757	-
Changes in operating assets and liabilities:
Accounts receivable	102	586
Inventory, net	190	(471)
Other current assets	219	(461)
Other assets	(554)	108
Other liabilities	(221)	(74)
Accounts payable and accrued expenses	(196)	910
Net cash used in operating activities	(9,272)	(7,780)

Investing Activities:
Purchases of property and equipment	(17)	(102)
Purchase of intangible assets	(90)	-
Cash paid for acquisition of Rendiatech, net of cash acquired	(164)	-
Net cash used in investing activities	(271)	(102)

Financing Activities:
Proceeds from issuance of common stock and warrants, net	15,392	3,999
Issuance of common stock from ATM, net	1,358	1,889
Net cash provided by financing activities	16,750	5,888

Effect of exchange rate changes on cash	-	(7)
Net increase (decrease) in cash and cash equivalents	7,207	(2,001)
Cash and cash equivalents, and restricted cash - beginning of period	1,190	5,095
Cash and cash equivalents, and restricted cash - end of period	$8,397	$3,094

Cash and cash equivalents – end of period	8,290	3,094
Restricted cash – end of period	107	—
Cash and cash equivalents, and restricted cash – end of period	$8,397	$3,094

Supplemental cash flow information
Series C warrant conversion to equity	$5,031	$-
Series D warrant exercises	$1,438	$-
Deferred costs issued as consideration in asset acquisition	$313	$-
Common stock issued as consideration in asset acquisition	$162	$-
Series A warrants conversion to equity	$-	$8,439
Series B warrant exercises	$-	$2,055
Issuance of common stock for conversion of Series F-1 Preferred Stock	$-	$1,100
Deemed dividend on Series J Preferred Stock	$5	$3